Exhibit 10
              Change in Control Agreements with Executive Officers

                         WASHINGTON TRUST BANCORP, INC.
                                 23 BROAD STREET
                          WESTERLY, RHODE ISLAND 02891

In the first quarter of 2000, the Registrant revised its Change of Control Agreement with its executive officers. The form of Agreement contains blanks where the multiple of the executive's base amount and the term of continued benefits provided under the Agreement vary for certain executives. The executive officers who entered into the Agreement, the multiple of the executive's base amount and the term of continued benefits provided under the Agreement are listed in the following chart:

                                                                           Number of Times            Term of
                                                                             Base Amount        Continued Benefits
                          Executive Officer                                (Section 4 a)        (Section 4 b & c)
----------------------------------------------------------------------- --------------------- -----------------------
John C. Warren
Chairman and Chief Executive Officer                                          3 times               36 months

John F. Treanor
President and Chief Operating Officer                                         2 times               24 months

David V. Devault
Executive Vice President, Treasurer and Chief Financial Officer               2 times               24 months

Harvey C. Perry II
Senior Vice President and Secretary                                           2 times               24 months

Stephen M. Bessette
Senior Vice President - Retail Lending                                         1 time               12 months

Vernon F. Bliven
Senior Vice President - Human Resources                                        1 time               12 months

William D. Gibson
Senior Vice President - Credit Administration                                  1 time               12 months

Joseph E. LaPlume (1)
Senior Vice President and Regional Manager                                     1 time               12 months

Barbara J. Perino
Senior Vice President - Operations and Technology                              1 time               12 months

B. Michael Rauh, Jr.
Senior Vice President - Retail Banking                                         1 time               12 months

James M. Vesey
Senior Vice President - Commercial Lending                                     1 time               12 months

(1) For this executive officer, this agreement supercedes and fully replaces any previous executive severance agreement (but not the Employment Agreement between the executive and The Washington Trust Company dated February 22, 1999).

                          Executive Severance Agreement

         AGREEMENT made as of this 10th day of February, 2000 by and among Washington Trust Bancorp, Inc., a Rhode Island corporation with its principal place of business in Westerly, Rhode Island (the "Corporation"), Washington Trust Company of Westerly, a Rhode Island banking corporation with its principal place of business in Westerly, Rhode Island (the "Bank") and ________________________________________ of ___________________ (the
"Executive"), an individual presently employed as an executive of the Bank.

         1. Purpose. The Corporation considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel employed by the Bank. The Board of Directors of the Corporation (the "Board") recognizes, however, that, as is the case with many publicly held corporations, the possibility of a Change in Control (as defined in Section 2 hereof) exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Corporation and its stockholders. Therefore, the Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Corporation and the Bank's management, including the Executive, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Corporation and/or the Bank, the Executive shall not have any right to be retained in the employ of the Corporation and/or the Bank.

         2. Change in Control. For purposes of this Plan, a "Change in Control" shall mean the occurrence of any one of the following events:

                  (a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the then outstanding shares of common stock of the Corporation (the "Outstanding Corporation Common Stock"); provided, however, that any acquisition by the Corporation or its subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its subsidiaries of 20% or more of Outstanding Corporation Common Stock shall not constitute a Change in Control; and provided, further, that any acquisition by a corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation, is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Corporation Common Stock, shall not constitute a Change in Control; or

                  (b) Individuals who, as of the date of this Agreement, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by the Corporation's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

                  (c) Consummation by the Corporation of (i) a reorganization, merger or consolidation, in each case, with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 40% of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation; (ii) a reorganization, merger or consolidation, in each case, (A) with respect to which all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Corporation Common Stock immediately prior to such reorganization, merger or consolidation, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 40% but less than 50% of the then outstanding shares of common stock of the corporation resulting from such a reorganization, merger or consolidation, (B) at least a majority of the directors then constituting the Incumbent Board do not approve the transaction and do not designate the transaction as not constituting a Change in Control, and (C) following the transaction members of the then Incumbent Board do not continue to comprise at least a majority of the Board; or (iii) the sale or other disposition of all or substantially all of the assets of the Corporation, excluding a sale or other disposition of assets to a subsidiary of the Corporation; or

                  (d) Consummation by the Bank of (i) a reorganization, merger or consolidation, in each case, with respect to which, following such reorganization, merger or consolidation, the Corporation does not beneficially own, directly or indirectly, more than 50% of the then outstanding shares of common stock of the corporation or bank resulting from such a reorganization, merger or consolidation or (ii) the sale or other disposition of all or substantially all of the assets of the Bank, excluding a sale or other disposition of assets to the Corporation or a subsidiary of the Corporation.

         3. Terminating Event. A "Terminating Event" shall mean any of the events provided in this Section 3 occurring:

                  (a) within 13 months following a Change in Control, termination by the Corporation and/or the Bank of the employment of the Executive with the Corporation and/or the Bank for any reason other than for Cause or the death or disability (as determined under the Corporation's and/or the Bank's then existing long-term disability coverage) of the Executive. "Cause" shall mean, and shall be limited to, the occurrence of any one or more of the following events:

                           (i) a willful act of dishonesty by the Executive with
                  respect to any material matter involving the Corporation and/or the Bank; or

                           (ii)conviction of the Executive of a crime  involving
                  moral turpitude;

                           (iii) the gross or willful  failure by the  Executive
                  (other than any such failure after the Executive gives notice of termination for Good Reason) to substantially perform the Executive's duties with the Corporation and/or the Bank and the continuation of such failure for a period of 30 days after delivery by the Corporation and/or the Bank to the Executive of written notice specifying the scope and nature of such failure and their intention to terminate the Executive for Cause.

                  A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(a) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Corporation and/or the Bank, rather than continuing as an employee of the Corporation and/or the Bank following a Change in Control. In any proceeding, judicial or otherwise, the Corporation and/or the Bank shall have the burden of proving by clear and convincing evidence that the termination of employment was for "Cause." For purposes of clauses (i) and (iii) of this Section 3(a), no act, or failure to act, on the Executive's part shall be deemed "willful" unless done, or omitted to be done, by the Executive without reasonable belief that the Executive's act, or failure to act, was in the best interest of the Corporation and/or the Bank; or

                  (b) within 12 months following a Change in Control, termination by the Executive of the Executive's employment with the Corporation and/or the Bank for Good Reason. "Good Reason" shall mean the occurrence of any of the following events:

                           (i) a substantial adverse change, not consented to by
                  the Executive, in the nature or scope of the Executive's responsibilities, authorities, powers, position, functions, or duties from the responsibilities, authorities, powers, position, functions, or duties exercised by the Executive immediately prior to the Change in Control; or

                           (ii)a reduction in the Executive's annual base salary
                  as in effect on the date hereof or as the same may be increased from time to time except for across-the-board salary reductions similarly affecting all or substantially all management employees; or

                           (iii) the failure by the Corporation  and/or the Bank
                  to pay to the Executive any portion of his compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Corporation and/or the Bank within 15 days of the date such compensation is due without prior written consent of the Executive; or

                           (iv) the relocation of the  Corporation's  and/or the
                  Bank's offices at which the Executive is principally employed immediately prior to the date of a Change in Control to a location more than 50 miles from such offices, or the requirement by the Corporation and/or the Bank for the Executive to be based anywhere other than the Corporation's and/or the Bank's offices at such location, except for required travel on the Corporation's and/or the Bank's business to an extent substantially consistent with the Executive's business travel obligations immediately prior to the Change in Control;

                           (v) the failure by the Corporation and/or the Bank to
                  (A) continue in effect any material compensation or benefit plan or program (including, without limitation, any life insurance, medical, health and accident or disability plan and any vacation program or policy) in which the Executive participates or which is applicable to the Executive immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternate plan) has been made with respect to such plan or program, or (B) continue the Executive's participation therein (or in such substitute or alternate plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, than the basis existing immediately prior to the Change in Control; or

                           (vi)the failure by the Corporation and/or the Bank to
                  obtain an effective agreement from any successor to assume and agree to perform this Agreement, as required by Section 16; or

                  (c) after 12 months following a Change in Control but within 13 months following a Change in Control, termination by the Executive of the Executive's employment with the Corporation and/or the Bank for any reason or for no reason.

         4. Special Termination Payments. In the event a Terminating Event occurs,

                  (a) the Corporation and/or the Bank shall pay to the Executive an amount equal to the sum of the following:

                           (i) ________ times the amount of the then current annual base salary of the Executive, determined prior to any reductions for pre-tax contributions to a cash or deferred arrangement, a cafeteria plan, or a deferred compensation plan; and

                           (ii)________ times the Executive's highest bonus paid
                  in the two years prior to the Change in Control.

                  The foregoing amount shall be paid in one lump sum payment within thirty days after the Date of Termination; and

                  (b) the Corporation and/or the Bank shall continue to provide health, dental and life insurance to the Executive, on the same terms and conditions as though the Executive had remained an active employee, for ______ months after the Terminating Event;

                  (c) the Corporation and/or the Bank shall provide the Executive with _______ months of additional benefit accrual under the Bank's supplemental retirement plan, but only to the extent the Executive was eligible to participate in such plan immediately prior to the Change in Control; and

                  (d) the Corporation and/or the Bank shall pay to the Executive all reasonable legal and arbitration fees and expenses incurred by the Executive in obtaining or enforcing any right or benefit provided by this Agreement, except in cases involving frivolous or bad faith litigation initiated by the Executive.

         5.  Additional Benefits.

                  (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any compensation, payment or distribution by the Corporation and/or the Bank to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Severance Payments"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax on the Severance Payments, any Federal, state, and local income tax, employment tax and Excise Tax upon the payment provided by this subsection, and any interest and/or penalties assessed with respect to such Excise Tax and not after the deduction of any other taxes or amounts, shall be equal to the Severance Payments. (The Gross-Up
         Payment is not intended to compensate the Executive for any income taxes payable with respect to the Severance Payments.)

                  (b)  Subject  to  the   provisions   of  Section   5(c),   all
         determinations required to be made under this Section 5, including whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by a nationally recognized accounting firm selected by the Corporation and/or the Bank (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Executive and the Corporation and/or the Bank within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Executive or the Corporation and/or the Bank. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of the Executive's residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes. The initial Gross-Up Payment, if any, as determined pursuant to this Section 5(b), shall be paid to the Executive within five days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by the Executive, the Corporation and/or the Bank shall furnish the Executive with an opinion of counsel that failure to report the Excise Tax on the Executive's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon the Executive and the Corporation and/or the Bank. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Corporation and/or the Bank should have been made (an "Underpayment"). In the event that the Corporation and/or the Bank exhaust its remedies pursuant to Section 5(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred, consistent with the calculations required to be made hereunder, and any such Underpayment, and any interest and penalties imposed on the Underpayment and required to be paid by the Executive in connection with the proceedings described in Section 5(c), shall be promptly paid by the Corporation and/or the Bank to or for the benefit of the Executive.

                  (c) The Executive shall notify the Corporation and/or the Bank in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Corporation and/or the Bank of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than 10 business days after the Executive knows of such claim and shall apprise the Corporation and/or the Bank of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which he gives such notice to the Corporation and/or the Bank (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Corporation and/or the Bank notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, provided that the Corporation and/or the Bank has set aside adequate reserves to cover the Underpayment and any interest and penalties thereon that may accrue, the Executive shall:

                           (i) give  the   Corporation  and/or  the   Bank   any
                  information reasonably requested by the Corporation and/or the Bank relating to such claim,

                           (ii) take such action in connection  with  contesting
                  such claim as the Corporation and/or the Bank shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney selected by the Corporation and/or the Bank,

                           (iii) cooperate with the Corporation and/or the  Bank
                  in good faith in order effectively to contest such claim, and

                           (iv) permit  the  Corporation   and/or  the  Bank  to
                  participate in any proceedings relating to such claim; provided, however, that the Corporation and/or the Bank shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 5(c), the Corporation and/or the Bank shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Corporation and/or the Bank shall determine; provided, however, that if the Corporation and/or the Bank directs the Executive to pay such claim and sue for a refund, the Corporation and/or the Bank shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax, including interest or penalties with respect thereto, imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Corporation's and/or the Bank's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issues raised by the Internal Revenue Service or any other taxing authority.

                  (d) If, after the receipt by the Executive of an amount advanced by the Corporation and/or the Bank pursuant to Section 5(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Corporation's and/or the Bank's complying with the requirements of Section 5(c)) promptly pay to the Corporation and/or the Bank the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Corporation and/or the Bank pursuant to Section 5(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Corporation and/or the Bank does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         6. Term. This Agreement shall take effect on the date first set forth above and shall terminate upon the earliest of (a) the termination by the Corporation and/or the Bank of the employment of the Executive for Cause; (b) the resignation or termination of the Executive for any reason prior to a Change in Control; or (c) the date which is 13 months and 1 day after a Change in Control.

         7. Withholding. All payments made by the Corporation and/or the Bank under this Agreement shall be net of any tax or other amounts required to be withheld by the Corporation and/or the Bank under applicable law.

         8.  Notice and Date of Termination; Disputes; Etc.

                   (a) Notice of Termination. After a Change in Control and during the term of this Agreement, any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section 8. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination. Further, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board (after reasonable notice to the Executive and an opportunity for the Executive, accompanied by the Executive's counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the termination met the criteria for Cause set forth in Section 3(a) hereof.

                  (b) Date of Termination. "Date of Termination," with respect to any purported termination of the Executive's employment after a Change in Control and during the term of this Agreement, shall mean the date specified in the Notice of Termination. In the case of a termination by the Corporation and/or the Bank other than a termination for Cause (which may be effective immediately), the Date of Termination shall not be less than 30 days after the Notice of Termination is given. In the case of a termination by the Executive, the Date of Termination shall not be less than 15 days from the date such Notice of Termination is given. Notwithstanding Section 3(a) of this Agreement, in the event that the Executive gives a Notice of Termination to the Corporation and/or the Bank, the Corporation and/or the Bank may unilaterally accelerate the Date of Termination and such acceleration shall not result in a second Terminating Event for purposes of Section 3(a) of this Agreement.

                  (c) No Mitigation. The Corporation and/or the Bank agrees that, if the Executive's employment by the Corporation and/or the Bank is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Corporation and/or the Bank pursuant to Sections 4 and 5 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Corporation and/or the Bank, or otherwise.

                  (d) Settlement and Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof shall be settled exclusively by arbitration in accordance with the laws of the State of Rhode Island by three arbitrators, one of whom shall be appointed by the Corporation and/or the Bank, one by the Executive, and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in Boston, Massachusetts. Such arbitration shall be conducted in Rhode Island in accordance with the rules of the American Arbitration Association for commercial arbitrations, except with respect to the selection of arbitrators, which shall be as provided in this Section 8(d). Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

         9. Assignment; Prior Agreements. Neither the Corporation, the Bank, nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party, and without such consent any attempted transfer shall be null and void and of no effect. This Agreement shall inure to the benefit of and be binding upon the Corporation and the Bank and the Executive, as well as their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death after a Terminating Event but prior to the completion by the Corporation and/or the Bank of all payments due him under Sections 4 and 5 of this Agreement, the Corporation and/or the Bank shall continue such payments to the Executive's beneficiary designated in writing to the Corporation and/or the Bank prior to his death (or to his estate, if the Executive fails to make such designation).

         10. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         11. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the Executive and such officer as may be specifically designated by the Board. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         12. Notices. Any notices, requests, demands, and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Corporation and/or the Bank, or to the Corporation and/or the Bank at its main offices, attention of the Board of Directors, with a copy to the Secretary of the Corporation and/or the Bank, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon receipt.

         13. Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for purposes of interpreting the provisions of any of the Corporation's and/or the Bank's benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Corporation's and/or the Bank's benefit plans, programs or policies.

         14. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Corporation and/or the Bank.

         15. Governing Law. This contract shall be construed under and be governed in all respects by the laws of the State of Rhode Island.

         16. Obligations of Successors. The Corporation and/or the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporation and/or the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Corporation and/or the Bank would be required to perform if no such succession had taken place.


















         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Corporation and the Bank by their duly authorized officers and by the Executive, as of the date first above written.

                                          WASHINGTON TRUST BANCORP, INC.


                                          By:__________________________________
                                             John C. Warren
                                             Chairman & Chief Executive Officer


                                          WASHINGTON TRUST COMPANY OF WESTERLY


                                          By:__________________________________
                                             John C. Warren
                                             Chairman & Chief Executive Officer

                                          _____________________________________
                                          [Executive]